Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Rouse Company:

We consent to the incorporation by reference in the Registration Statement (No. 2-83612) on Form S-8 of The Rouse Company of our report dated June 11, 2004, relating to the statements of net assets available for benefits of The Rouse Company Retirement Savings Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended and the related schedule for the year ended December 31, 2003, which report appears elsewhere in this Form 11-K/A.

/s/ KPMG LLP

KPMG LLP

Baltimore, Maryland

June 28, 2004